Exhibit 99.1
                 [PROVIDENT FINANCIAL SERVICES, INC. LETTERHEAD]







To:          Provident Financial Services, Inc. Directors and Executive Officers

From:        John F. Kuntz, Executive Vice President and General Counsel

Date:        September 20, 2005

Subject:     Notice of Blackout Period

================================================================================

Provident Financial Services, Inc. (the "Company") has been notified that as a result of a change in the recordkeepers for The Provident Bank Employee Savings Incentive Plan, The Provident Bank Employee Stock Ownership Plan and The Incentive Savings Plan for the Employees of First Savings Bank (collectively, the "Plans"), there will be a blackout period during which participants in the Plans will be temporarily unable to direct or diversify investments in their individual accounts, including accounts that hold common stock of the Company, or to obtain a loan or distribution from the Plans, or to change salary deferral amounts.

As a director or executive officer of the Company, you are subject to the restrictions imposed by Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibit certain transactions involving Company securities during the Blackout Period. During the Blackout Period you are not permitted to, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity securities of the Company.

The Blackout Period will commence on September 21, 2005 and end the calendar week of October 17, 2005 for The Provident Bank Employee Savings Incentive Plan and The Provident Bank Stock Ownership Plan and beginning September 23, 2005 and ending the calendar week of October 17, 2005 for The Incentive Savings Plan for Employees of First Savings Bank.

If you have any questions regarding this notice or whether a transaction involving Provident Financial Services, Inc. stock is prohibited during the Blackout Period, please contact me at 830 Bergen Avenue, Jersey City, New Jersey 07306-4599 or at 201-915-5701.